Exhibit 99.1
Erie Family Life Insurance Company Executive Retires;
Succession Plan Announced

Erie, Pa., November 8, 2006 – Erie Indemnity Company (NASDAQ: ERIE) today announced the retirement of John J. Brinling, Jr., CPCU, executive vice president, Erie Family Life Insurance Company (EFL), an affiliated company of the Erie Insurance Group. Brinling will retire December 31, 2006. His successor, Kevin A. Marti, FSA, CLU, ChFC, currently serves as senior vice president and division officer of Erie Family Life. Marti joined EFL in February 2006 and has more than 26 years in life insurance actuarial, financial, marketing and management experience. Marti will become EFL’s executive vice president on January 1, 2007.

“John Brinling has helped to define Erie Insurance,” said Jeff Ludrof, president & CEO, Erie Insurance Group. “In his 38-years of service, he has touched nearly every aspect of the Company, leaving his indelible mark. Erie Family Life was fortunate to have John at its helm for 22-years. I greatly admire him and all that he’s accomplished.

“Our succession planning for Erie Family Life will enable us to achieve a smooth transition of leadership” Ludrof added. “Kevin Marti’s depth of life insurance experience, his energy and vision are tremendous assets to EFL as we continue to grow this business.”

Brinling joined Erie Insurance in 1968 as an adjuster in the Pittsburgh Branch Office. He was promoted to district sales manager in 1972 and two years later became the branch sales manager for the Columbus Branch. In 1980, he was promoted to vice president and manager of the Marketing Department and in 1984 to senior vice president and division officer of Erie Family Life Insurance Company. He was promoted to his current position as executive vice president of Erie Family Life in 1990.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. Ownership of Erie Family Life is divided between the Erie Insurance Exchange, which owns 78.4 percent, and Erie Indemnity Company, which owns has a
21.6 percent.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2006 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “contemplate,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.